Exhibit 10.1

FIFTH AMENDED AND RESTATED VIVEVE MEDICAL, INC.

INDEPENDENT DIRECTOR COMPENSATION POLICY

The Board of Directors (the “Board”) of Viveve Medical, Inc. (the “Company”) has adopted the following amended and restated compensation policy (this “Policy”), effective as of April 12, 2022 (the “Effective Date”) for directors of the Company who are not employees of the Company or any parent or subsidiary of the Company, but who need not be “Independent” for the purposes of the Nasdaq Stock Market Rules (each, an “Independent Director”), to compensate such Independent Directors for their time, commitment and contributions to the Board.

RETAINERS

Retainers for Serving on the Board

Each Independent Director or his or her designee shall be paid an annual retainer of $35,000 (which includes all meeting fees, whether in-person or telephonic).

Retainers for Serving as Chairpersons

An additional annual retainer shall be paid to an Independent Director or his or her designee who serves as the chairperson of the Board, Audit Committee, Compensation Committee, or Governance and Nominating Committee.

Board Chair	$35,000
Audit Committee Chair	$20,000
Compensation Committee Chair	$10,000
Governance and Nominating Committee	$7,500

Retainers for Serving on Committees

An additional annual retainer shall be paid to an Independent Director or his or her designee who serves on the Audit Committee, Compensation Committee, or Governance and Nominating Committee.

Audit Committee	$10,000
Compensation Committee	$5,000
Governance and Nominating Committee	$3,750

All retainers and additional retainers paid for serving on the board (or a committee) shall be paid quarterly in arrears and, if applicable, shall be pro-rated to reflect the number of days served by an Independent Director during any quarter.

All Independent Directors eligible to receive compensation under the Policy shall have the option to elect to receive all or, but not less than all, of their retainer(s) in the form of an unrestricted stock award (in lieu of cash payment) under the Company’s 2013 Stock Option and Incentive Plan (the “2013 Plan”). Such election is to be made annually, prior to the commencement of the fiscal year (or, for a new Independent Director, within 30 days of their election to serve as a member of the Board). The unrestricted stock awards to be granted in lieu of cash retainer payments shall be granted quarterly in arrears and shall have a fair market value on the date of grant equal to the value of the retainer(s) which would otherwise be paid in cash. The unrestricted stock awards shall be fully vested upon grant.

EQUITY-BASED COMPENSATION

Each Independent Director shall be granted the equity awards described below. The awards described below shall be granted under and shall be subject to the terms and provisions of the 2013 Plan and shall be granted subject to the execution and delivery of award agreements, including attached exhibits, in substantially the same forms previously approved by the Board, setting forth the vesting schedule applicable to such awards and such other terms as may be required by the 2013 Plan.

Initial Award

Each Independent Director, upon election to the Board, shall be granted an equity-based initial retainer award with a value at the time of issuance of 2x the Subsequent Award (as defined below) in effect at the time of election (each, an “Initial Award”). Such Initial Awards shall normally be granted at the first Board meeting following the Independent Director’s election in the form of options to purchase common stock of the Company issued pursuant to the 2013 Plan (“Stock Options”), and shall vest and become exercisable in three equal annual installments on each of the first three anniversaries of the date of grant, subject to the Independent Director continuing in service on the Board through each such vesting date.

In addition, upon an Independent Director’s initial election to serve as Chairman of the Board, an Independent Director shall be granted an equity-based initial retainer award in the form of a Stock Option to purchase 280,000 shares (each, a “Chairman Award”), which shall vest and become exercisable on the first anniversary of the date of grant subject to the Independent Director continuing in service as the Chairman of the Board through such vesting date; provided, however, that in the event that a non-employee director has received an Initial Award at or within 6 months prior to their election to serve as Chairman of the Board, the number of shares subject to the Chairman Award shall be reduced by the number of shares subject to the non-employee director’s Initial Award.

Subsequent Awards

On January 31st of each calendar year, each Independent Director serving as of such date (excluding any non-employee director who has received an Initial Award within 6 months prior to such date) shall be automatically granted an annual equity-based retainer award in the form of a Stock Option to purchase 70,000shares (each, a “Subsequent Award”). Subsequent Awards shall be in the form of Stock Options and shall vest and become exercisable on the first anniversary of the date of grant, subject to the Independent Director continuing in service on the Board through such vesting date.

Members of the Board who are employees of the Company or any parent or subsidiary of the Company who subsequently terminate their employment with the Company and any parent or subsidiary of the Company and remain on the Board will not receive an Initial Award, but to the extent that they are otherwise eligible, will be eligible to receive, after termination from employment with the Company and any parent or subsidiary of the Company, Subsequent Awards.

Termination

In the event an Independent Director’s Board service terminates, the vesting and exercise of such Independent Director’s Stock Options shall be subject to the terms of the applicable award agreement.

TRAVEL EXPENSE REIMBURSEMENT

Each of the Independent Directors shall be entitled to receive reimbursement for reasonable out-of-pocket travel expenses which they properly incur in connection with in-person attendance at and participation in Board and/or Committee meetings; provided, that Independent Directors timely submit to the Company appropriate documentation substantiating such expenses.

EFFECTIVE DATE, AMENDMENT, REVISION AND TERMINATION

This policy shall be reviewed and updated on an annual basis by the Compensation Committee of the Board during the annual assessment of employee compensation generally, and may be amended, revised or terminated by the Compensation Committee of the Board at any time and from time-to-time.

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